Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 10, 2021, with respect to the financial statements of NeuroSense Therapeutics Ltd., included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Somekh Chaikin

Member Firm of KPMG International

Tel-Aviv, Israel

November 10, 2021